SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934
(Amendment No.    )


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            CPB INC.
         (Name of Registrant as Specified In Its Charter)

             (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[x]  $125 per Exchange Act Rules 0-11c(1)(ii), 14a-6(i)(1),
     or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:
         ________________________________________________________
     2)  Aggregate number of securities to which transaction
         applies:
         ________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:<F1>
     4)  Proposed maximum aggregate value of transaction:
         _______________________________________________________
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         _______________________________________________________
     2)  Form, Schedule or Registration Statement No.:
         _______________________________________________________
     3)  Filing Party:
         _______________________________________________________
     4)  Date Filed:
         _______________________________________________________
[FN]
<F1>  Set forth the amount on which the filing fee is calculated and state how it was determined
PAGE

                            CPB INC.
                      220 South King Street
                     Honolulu, Hawaii  96813
                          (808) 544-0500

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD APRIL 25, 1995



TO THE SHAREHOLDERS OF CPB INC.:

     NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Shareholders (the "Meeting") of CPB Inc. (the "Company") will be held on the third floor of the Central Pacific Plaza Building, 220 South King Street, Honolulu, Hawaii 96813, on Tuesday,
April 25, 1995, at 10:00 a.m., Hawaii time, for the purpose of considering and voting upon the following matters:

1. ELECTION OF DIRECTORS. To elect three persons to the Board of Directors for a term of three years and to serve until their successors are elected and qualified, as more fully described in the accompanying Proxy Statement.

2.  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS.
    To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending
    December 31, 1995.

3. OTHER BUSINESS. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

     Only those shareholders of record at the close of business on February 28, 1995 shall be entitled to notice of and to vote at the Meeting.

     SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY WISH TO DO SO.

                              By order of the Board of Directors

                              (signed)
                              AUSTIN Y. IMAMURA
                              Vice President and
                              Secretary

Dated:  March 20, 1995

                            CPB INC.
                      220 South King Street
                     Honolulu, Hawaii  96813
                          (808) 544-0500

                        PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS
                        April 25, 1995


                          INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies ("Proxies") by the Board of Directors of CPB Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on the third floor of the Central Pacific Plaza Building, 220 South King Street, Honolulu, Hawaii 96813, on Tuesday, April 25, 1995, at 10:00 a.m., Hawaii time, and at any and all adjournments thereof.
     This Proxy Statement and accompanying Notice will be mailed to shareholders on or about March 20, 1995.

Matters to be Considered

     The matters to be considered and voted upon at the Meeting will be:

     1. ELECTION OF DIRECTORS. To elect three persons to the Board of Directors for a term of three years and to serve until their successors are elected and qualified.

     2.  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
ACCOUNTANTS. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending December 31, 1995.

     3. OTHER BUSINESS. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

Voting and Revocability of Proxies

     A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed Proxy bearing a later date. It may also be revoked by attendance at the Meeting and election to vote in person thereat. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the Proxy Holders in accordance with the instructions on the Proxy. If no instructions are specified with respect to matters to be acted upon, the shares represented by the Proxy will be voted "FOR" the election of all nominees as directors and "FOR" ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending December 31, 1995. It is not anticipated that any matters will be presented at the Meeting other than as set forth in the accompanying Notice of the Meeting. If any other matters are presented properly at the Meeting, however, the Proxy will be voted by the Proxy Holders in accordance with the recommendations of the Board of Directors.

     If you hold your shares of common stock, no par value ("Common Stock") in "street name" and you fail to instruct your broker or nominee as to how to vote your Common Stock, your broker or nominee may, in its discretion, vote your Common Stock "FOR" the election of the Board of Directors' nominees and "FOR" the proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending December 31, 1995.


Cost of Solicitations of Proxies

     This solicitation of Proxies is made on behalf of the Board of Directors of the Company and the Company will bear the costs of solicitation. The expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in this solicitation of Proxies also will be borne by the Company. It is contemplated that Proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company or its subsidiary, Central Pacific Bank (the "Bank"), may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. The Company does not intend to utilize the services of other individuals or entities not employed by or affiliated with the Company in connection with the solicitation of Proxies.

Outstanding Securities and Voting Rights

     The close of business on February 28, 1995 has been fixed as the record date ("Record Date") for the determination of the shareholders of the Company entitled to notice of and to vote at the Meeting. There were 5,235,331 shares of the Common Stock issued and outstanding on the Record Date.

     Each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company as of the Record Date on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively, provided that not less than forty-eight hours prior to the time fixed for the Meeting, a written request for such cumulative vote has been delivered to the Secretary of the Company. If a shareholder has given such request, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares of stock owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she sees fit. Nominees receiving the highest number of votes on the foregoing basis up to the total number of directors to be elected will be elected directors. Discretionary authority to cumulate is hereby solicited by the Board of Directors and return of the Proxy shall grant such authority.

     The proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent accountants requires the affirmative vote of shareholders holding not less than a majority of the shares of the Company's Common Stock represented and entitled to vote at the Meeting. Accordingly, an abstention from voting on the proposal to ratify the appointment of KPMG Peat Marwick LLP will have the effect of a vote "AGAINST" the proposal.

Principal Shareholders

     As of February 28, 1995, the following entities were the only entities known to Management of the Company to beneficially own more than five percent of the Company's outstanding Common
Stock.

PAGE

                                                      Amount and
                                                      Nature of
Title of  Name and Address                            Beneficial              Percent
 Class    of Beneficial Owner                         Ownership               of Class


Common    The Sumitomo Bank, Limited                  720,185<F1>             13.73%<F2>
          6-5 Kitahama 4-chome,
          Chuo-ku
          Osaka, Japan

Common    The Committee of the Employee               522,870<F3>              9.99%
          Stock Ownership Plan of Central
          Pacific Bank
          220 South King Street
          Honolulu, Hawaii 96813

Common    State of Wisconsin                          275,000<F4>              5.26%
          Investment Board
          P.O. Box 7842
          Madison, Wisconsin  53707

<F1>  Sole voting and investment power is held with respect to
      711,750 shares. Includes 8,435 shares which The Sumitomo Bank, Limited ("Sumitomo") has the right to acquire by the exercise of warrants issued pursuant to the Share Purchase Agreement between the Company and Sumitomo. See "ELECTION OF DIRECTORS -- Certain Transactions."

<F2>  This percentage is computed as if the 8,435 shares subject to the warrants described in footnote 1 were outstanding. However, the 8,435 shares are not deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other person.

<F3>  Under the terms of the Employee Stock Ownership Plan of
      Central Pacific Bank ("ESOP"), shares of the Common Stock of the Company are held in trust by Central Pacific Bank, the trustee under the ESOP Trust ("Trustee"), for the exclusive benefit of the participants. The Trustee is the record holder of the Common Stock held by the ESOP; however, the Committee of the ESOP (the "ESOP Committee"), which consists of five members, gives the Trustee investment instructions with respect to all of the ESOP assets and voting instructions with respect to those shares held by the ESOP for which the voting rights have not passed through to participants. At February 28, 1995, the Trustee held 20,604 shares of Common Stock in a suspense account as collateral for a loan (the "ESOP Loan"), the proceeds of which were used to fund part of the purchase of 125,000 shares of Common Stock for the ESOP. (See
      "ELECTION OF DIRECTORS -- Certain Transactions.") Upon receipt of future annual contributions from the Bank, the Trustee will make payments on the ESOP Loan and a corresponding amount of shares of Common Stock will be released from the suspense account and allocated to the accounts of the participants. Although the members of the ESOP Committee share among themselves as committee members
      (i) all of the voting power with respect to the 20,604 shares held in the suspense account and (ii) dispositive power, subject to the terms of the ESOP, over all of the shares held by the ESOP and, therefore, pursuant to the applicable regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended, are technically the beneficial owners of such shares, the actual beneficial owners are the employees who participate in the ESOP. The members of the ESOP Committee, therefore, disclaim beneficial ownership of such shares held in trust which are otherwise attributable to them by virtue of serving on such ESOP Committee.

<F4>  Based upon information provided by this shareholder.


                    ELECTION OF DIRECTORS

     Under the Company's Restated Articles of Incorporation and Bylaws, which provide for a "classified" Board, three directors (out of a present total of nine) are to be elected at the Meeting to serve three-year terms expiring at the 1998 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The Company's Bylaws currently provide for nine directors, three each serving as Class I, Class II and Class III directors. Nominees for the election at the Meeting will serve as Class I directors.

     Mr. Minoru Ueda resigned from the Board of Directors and as an officer of the Company as of February 16, 1995. At that time, Mr. Naoaki Shibuya was appointed to the Board of Directors to fill the vacancy created by Mr. Ueda's resignation to serve out the remainder of his term which will expire in 1996.
Mr. Ueda will remain on the Board of Directors of the Bank.

     There are no family relationships among directors or executive officers of the Company, and, except as set forth below, as of the date hereof, no directorships are held by any director with a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Mr. Hong serves as director of the following companies: Capital Investment of Hawaii, Inc., First Insurance Company of Hawaii, Ltd., Theo Davies & Co. and Hawaiian Tax Free
Trust:  Pacific Capital Funds.

     All nominees have indicated their willingness to serve and unless otherwise instructed, Proxies will be voted for all of the nominees. However, in the event that any of them should be unable to serve, the Proxy Holders named on the enclosed Proxy Card will vote in their discretion for such persons as the Board of Directors may recommend.

     The following table sets forth certain information, as of February 28, 1995, with respect to each of the directors, nominees and the Named Executives (as defined below) as well as all continuing directors and executive officers of the Company, as a group:

                                                                          Common Stock
                                                      First Year          Beneficially
                                                      Elected or          Owned on February
               Principal                              Appointed as        28, 1995<F2>
               Occupation                             Officer or                         Percent
               for the Past                           Director of                        of           Term
Name           Five Years                    Age      the Company<F1>     Number         Class<F3>    Expires


DEVENS,        Vice Chairman of              63       1980                  2,221<F4>      *          1997
Paul           the Board of
(Class III     Company; Attorney
Director)      at Law; Of Counsel
               (1994 - present),
               Partner (1975 - 1994),
               Devens, Lo, Youth,
               Nakano & Saito

GUILD,         Retired, former               60       1980                  1,056          *          1996
Alice F.       Managing Director, Iolani
(Class II      Palace (1986-1991)
Director)

HIROTA,        President, Sam O.             54       1980                  2,900<F6>      *          1995
Dennis I.,     Hirota, Inc. - Engineering
Ph.D.          and Surveying (1986-present);
(Class I       Registered Professional
Director,      Engineer<F5>
Nominee)

HONG,          Attorney-at-Law (1995-        58       1993                    200<F7>      *          1997
Stanley        present); Senior Vice
(Class III     President -- Properties,
Director)      McCormack Corp.
               (1993-1994); President
               and Chief Executive



               Officer, Hawaii Visitors
               Bureau (1984-1993)

HOTTA,         Senior Managing Director      56       1993                    -- <F8>      *          1995
Kensuke        Executive Committee
(Class I       Member in charge of Inter-
Director,      national Banking at Head
Nominee)       Office, The Sumitomo Bank,
               Limited (1993-present);
               Senior Managing Director
               and Member of the Executive
               Committee of The Sumitomo
               Bank, Limited (1992-1993);
               Managing Director of The
               Sumitomo Bank, Limited
               (1990-1992); Director of
               The Sumitomo Bank, Limited
               (1987-1990); General Manager
               of New York Branch and
               President of Sumitomo Bank
               of New York Trust Company
               (1987-1990)

NAGAMINE,      President, Flamingo           53       1983                 5,280<F9>       *          1996
Daniel M.      Enterprises, Inc.
(Class II      (1985-present); Certified
Director)      Public Accountant

SAITO,          President of Company         59       1989                15,961<F11>      *          1995
Joichi          (1992-present); Executive
(Class I        Vice President of Company
Director,       (1988-1992); President and
Nominee)        Chief Operating Officer of
                Bank (1989 - present);
                Executive Vice President
                of Bank (1988); Executive
                Vice President, The
                Sumitomo Bank of California
                (1981 - 1988) <F5><F10>


SATOH,          Chairman of the Board        66       1975                34,543<F13>      *          1997
Yoshiharu       and Chief Executive
(Class III      Officer of Company
Director)       (1992-present); Chairman
                of the Board, President
                and Chief Executive
                Officer of Company
                (1990-1992); President
                and Chief Executive
                Officer of Company
                (1982-1990); Chairman
                of the Board and Chief
                Executive Officer
                of Bank (1988-present);
                President and Chief
                Executive Officer of
                Bank (1978-1988); Chairman
                of the Board of CPB
                Properties, Inc. (1983-
                present)<F5><F12>

SHIBUYA,        Executive Vice President    53       1995                    200            *           1996
Naoaki          of Company (1995-present);
(Class II       Vice President of Company
Director)       (1993-1995); Executive
                Vice President of Bank
                (1993-present); Executive
                Vice President of The
                Sumitomo Bank of California
                (1989-1993)

IMAMURA,        Vice President and           48       1991                 7,324<F14>     *           N/A
Austin Y.       Secretary of Company
                (1991-present); Executive
                Vice President and
                Secretary of Bank (1991-
                present); Senior Vice
                President and Secretary
                of Bank (1991); Senior


                Vice President of Bank
                (1987-1991); Vice President
                of Bank (1986-1987)

All Directors                                                            115,917<F16>      2.20%
and Executive
Officers,
as a Group
(11 persons)<F15>


*     Less than 1%.
PAGE

<F1>    All directors of the Company are also directors of the
        Bank. Dates prior to the formation of the Company in 1982 indicate the year first appointed director of the Bank. Dr. Hirota, Mrs. Guild and Messrs. Devens, Nagamine, and Satoh commenced service as directors of the Company on February 1, 1982, the date of formation of the Company. Dr. Hirota, Mrs. Guild and Mr.
        Nagamine served as directors of the Company until April 23, 1985 when the Company's shareholders adopted a classified Board and reduced the number of directors to nine. However, Dr. Hirota, Mrs. Guild and Mr.
        Nagamine continued to serve on the Bank's Board until they were reelected to the Company's Board in 1986, 1990, and 1990, respectively. Mr. Hong has been a director of the Bank since 1985. Mr. Shibuya has been a director of the Bank since 1994.

<F2>    Except as otherwise noted below, each person has sole
        voting and investment powers with respect to the shares listed.

<F3>    In computing the percentage of shares beneficially owned,
        the number of shares which the person (or group) has a right to acquire within 60 days after February 28, 1995 are deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by that person (or group) but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.

<F4>    Includes 1 share held of record by Devens, Lo, Youth,
        Nakano & Saito, a partnership for which Mr. Devens is of counsel.

<F5>    Messrs. Hirota, Saito and Satoh are also directors
        of CPB Properties, Inc., a wholly-owned subsidiary of the Bank.

<F6>    Includes 1,180 shares for which Dr. Hirota has shared
        voting and investment powers with his wife, Kathryn
        Hirota.

<F7>    Includes 200 shares for which Mr. Hong has shared voting
        and investment powers with his wife, Karen Ho Hong.

<F8>    Does not include 711,750 shares held of record by
        Sumitomo, of which Mr. Hotta is a Senior Managing
        Director, or 8,435 shares which Sumitomo has the right to acquire by the exercise of warrants. With respect to shares described in the preceding sentence, Mr. Hotta disclaims any beneficial ownership.

<F9>    Includes 5,280 shares for which Mr. Nagamine has shared



        voting and investment powers with his wife, Maxine
        Nagamine.

<F10>   Mr. Saito is currently on indefinite leave of absence
        from Sumitomo.

<F11>   Includes 1,500 shares for which Mr. Saito has shared
        voting and investment powers with his wife, Yoko Saito, 9,680 shares which Mr. Saito has the right to acquire by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan and 4,781 shares allocated to Mr. Saito's account under the Bank's
        ESOP.

<F12>   Mr. Satoh was formerly an officer of Sumitomo and is now
        retired from Sumitomo.

<F13>   Includes 6,904 shares held in the name of Yoshiharu Satoh
        Revocable Living Trust, Yoshiharu Satoh Trustee, and 6,904 shares held in the name of Ikuko Satoh Revocable Living Trust, Ikuko Satoh Trustee, for which Mr. Satoh has shared voting and investment powers with his wife, Ikuko Satoh. Also includes 9,240 shares which Mr. Satoh has the right to acquire by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan and 12,111 shares allocated to Mr. Satoh's account under the Bank's ESOP.

<F14>   Includes 2,960 shares for which Mr. Imamura has shared
        voting and investment powers with his wife, Patricia
        Imamura, and 4,364 shares allocated to Mr. Imamura's account under the Bank's ESOP.

<F15>   Includes the offices of the Chairman of the Board and
        Chief Executive Officer, President, Vice President, Vice
        President and Secretary, and Vice President and
        Treasurer.

<F16>   Includes 18,025 shares for which certain directors and
        officers have shared voting and investment powers, 21,440 shares which members of the group have the right to acquire by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan and 22,341 shares allocated to the accounts of executive officers under the Bank's ESOP. Also includes 20,604 shares attributable to members of the group who serve on the ESOP Committee which are held in a suspense account as collateral for the ESOP Loan and 21,207 shares which have been released from the suspense account but have not yet been allocated to the accounts of participants, but does not include 481,059 shares held of record by the ESOP Trustee as to which voting rights have passed through to participants and as to which such ESOP Committee members disclaim beneficial ownership.

PAGE

The Board of Directors and Committees

     The Board of Directors of the Company has various standing committees, including an Executive Committee, a Nominating
Committee, an Audit Committee and a Stock Option Committee.  The
Board has no standing Compensation Committee.

     The Executive Committee, which did not hold any meetings during 1994, is chaired by Mr. Devens, and Messrs. Hirota and Satoh are members. The purpose of the Executive Committee is, among other things, to manage the business affairs of the Company while not in conflict with specific directives that may be given by the Board of Directors.

     The Nominating Committee held one meeting during 1994. The committee is chaired by Mr. Devens, and Messrs. Hirota, Hong, Nagamine and Satoh are members. It is responsible for recommending nominees for directors of the Company. It will consider nominees for election at the 1996 Annual Meeting of Shareholders recommended by shareholders if such recommendations are received in writing prior to December 15, 1995. Shareholder recommendations should be addressed to the Company's Secretary, P.O. Box 3590, Honolulu, Hawaii 96811.

     The Audit Committee held one meeting during 1994. The committee is chaired by Mr. Nagamine, and Messrs. Devens, Hirota and Mrs. Guild are members. The primary functions of the Audit Committee are to review various financial and audit reports and to make recommendations concerning the appointment of independent accountants.

     The 1986 Stock Option Plan Committee did not hold any meetings during 1994. This committee is chaired by Dr. Hirota, and Mr. Devens and Mrs. Guild are members. The committee's primary functions include determining individuals to whom options will be granted and their terms and making periodic reports to the Board of Directors as to the status of the Company's 1986 Stock Option Plan.

     During the fiscal year ended December 31, 1994, the Board of Directors of the Company held a total of six meetings. All of the persons who were directors of the Company during 1994 attended at least 75% of the aggregate of (1) the total number of such Board meetings and (2) the total number of meetings held by all committees of the Board on which they served during the year, except for Mr. Hotta.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE
BOARD OF DIRECTORS' NOMINEES.

Compensation of Directors and Executive Officers

     Executive Compensation

     Summary of Cash and Certain Other Compensation

     The following table sets forth certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other executive officers of the Company (determined as of the end of the last fiscal year) whose annual salary and bonus exceeded $100,000 in 1994 (the "Named Executives") for each of the fiscal years ended December 31, 1994, 1993 and 1992:

                                               Summary Compensation Table


                                                                             All Other
Name and Principal Position       Year       Salary           Bonus          Compensation

Yoshiharu Satoh                   1994       $363,328         $ --           $19,965<F1>
Chairman of the Board
and Chief Executive               1993        320,000            200          36,444<F2>
Officer
                                  1992        293,328          5,867          36,234<F3>

Joichi Saito                      1994        236,661            --           19,637<F4>
President
                                  1993        213,333            200          32,793<F5>

                                  1992        193,333          3,867          29,614<F6>

Minoru Ueda                       1994        176,667             --          19,360<F7>
Executive Vice
President                         1993        166,667            200          26,173<F8>

                                  1992        156,667          3,133          24,430<F9>

Naoaki Shibuya                    1994        156,667             --              35<F11>
Vice President<F10>
                                  1993          6,250            200              --

                                  1992             --             --              --

Austin Y. Imamura                 1994        145,667            --           18,353<F12>
Vice President and
Secretary                         1993        133,000            200          20,106<F13>

                                  1992        121,000          2,420          18,252<F14>
PAGE

<F1> Includes contributions to the Bank's Cash or Deferred
Arrangement ("CODA")/Profit Sharing Plan, the Bank's ESOP and the Bank's Split Dollar Life Insurance Plan for the account of Mr. Satoh of $7,500, $11,155, and $1,310 respectively.

<F2> Includes contributions to the Bank's Profit Sharing Plan, the Bank's ESOP and the Bank's Split Dollar Life Insurance Plan for the account of Mr. Satoh of $14,073, $21,211, and $1,160 respectively.

<F3> Includes contributions to the Bank's Profit Sharing Plan, the Bank's ESOP and the Bank's Split Dollar Life Insurance Plan for the account of Mr. Satoh of $13,495, $20,701, and $2,038, respectively.

<F4> Includes contributions to the Bank's CODA/Profit Sharing
Plan, the Bank's ESOP and the Bank's Split Dollar Life Insurance
Plan for the account of Mr. Saito of $7,500, $11,155, and $982, respectively.

<F5> Includes contributions to the Bank's Profit Sharing Plan, the Bank's ESOP and the Bank's Split Dollar Life Insurance Plan for the account of Mr. Saito of $12,730, $19,187, and $876, respectively.

<F6> Includes contributions to the Bank's Profit Sharing Plan, the Bank's ESOP and the Bank's Split Dollar Life Insurance Plan for the account of Mr. Saito of $11,400, $17,487, and $727, respectively.

<F7> Includes contributions to the Bank's CODA/Profit Sharing
Plan, the Bank's ESOP and the Bank's Split Dollar Life Insurance
Plan for the account of Mr. Ueda of $7,500, $11,155, and $705, respectively.

<F8> Includes contributions to the Bank's Profit Sharing Plan, the Bank's ESOP and the Bank's Split Dollar Life Insurance Plan for the account of Mr. Ueda of $9,945, $14,990, and $1,238, respectively.

<F9> Includes contributions to the Bank's Profit Sharing Plan, the Bank's ESOP and the Bank's Split Dollar Life Insurance Plan for the account of Mr. Ueda of $9,238, $14,171, and $1,021, respectively.

<F10> Mr. Shibuya was named Executive Vice President of the
Company on February 16, 1995 by the Board of Directors.

<F11> Represents a contribution to the Bank's Split Dollar Life
Insurance Plan for the account of Mr. Shibuya.

<F12> Includes contributions to the Bank's CODA/Profit Sharing




Plan, the Bank's ESOP and the Bank's Split Dollar Life Insurance
Plan for the account of Mr. Imamura of $7,284, $10,833 and $236, respectively.

<F13> Includes contributions to the Bank's Profit Sharing Plan, the Bank's ESOP and the Bank's Split Dollar Life Insurance Plan for the account of Mr. Imamura of $7,937, $11,962, and $207, respectively.

<F14> Includes contributions to the Bank's Profit Sharing Plan, the Bank's ESOP and the Bank's Split Dollar Life Insurance Plan for the account of Mr. Imamura of $7,135, $10,945, and $172, respectively.



     Option Exercises and Holdings

     The following table provides information with respect to the Named Executives concerning the exercise of options during the fiscal year ended December 31, 1994 and unexercised options held by the Named Executives as of December 31, 1994:

                                             Aggregated Option<F1> Exercises in 1994
                                                and FY-End Option Values
                                                                           Value of Unexercised
                                              Number of Unexercised        In-the-Money Options<F2>
                    Shares                    Options at 12/31/94          at 12/31/94
                    Acquired     Value
                    on Exercise  Realized
Name                (#)          ($)          Exercisable Unexercisable    Exercisable  Unexercisable


SATOH, Yoshiharu     0           N/A          9,240        --              $190,427     $--
SAITO, Joichi        0           N/A          9,680        --               113,082      --
UEDA, Minoru         0           N/A          6,072        --               125,138      --
SHIBUYA, Naoaki      0           N/A            --         --                --          --
IMAMURA, Austin Y.   0           N/A            --         --                --          --


<F1> The Company has no compensation plans pursuant to which stock appreciation rights may be granted.

<F2> The value of unexercised "in-the-money" options is the difference between the market price of the
Common Stock on December 31, 1994 ($26.00 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.

PAGE

     Defined Benefit Plan

     The table below shows estimated annual retirement benefits at age 65 for various levels of executive compensation and service under the Bank's Defined Benefit Pension Plan.

                                 Pension Plan Table


Annualized Final                             Years of Service
Average
Compensation        15 Years      20 Years      25 Years      30 Years      35 Years


 $50,000            $ 11,250      $ 15,000      $ 18,750      $ 22,500      $ 26,250
 100,000              22,500        30,000        37,500        45,000        52,500
 150,000              33,750        45,000        56,250        67,500        78,750
 200,000              33,750        45,000        56,250        67,500        78,750
Above $250,000        33,750        45,000        56,250        67,500        78,750

PAGE

     Under the Defined Benefit Pension Plan, benefits are based upon the employee's years of service and highest average annual salary in the final 60-consecutive month period of service, excluding the period between June 30, 1986 and January 1, 1991, when the Defined Benefit Pension Plan was curtailed. The credited years of service as of December 31, 1994 for Messrs. Satoh, Saito, Ueda, Shibuya and Imamura are 22, 7, 14 1, and 8, respectively.

     Compensation of Directors

     The Company and the Bank each has a policy of paying fees to directors for their attendance at board meetings and committee meetings. The Company and the Bank pay $800 per board meeting to all directors and $600 per board committee meeting to non-officer directors. In addition, the Company pays $4,000 annually to each director (excluding officers) and, effective May 1, 1994, the Bank pays $10,000 annually to each director (excluding officers). Prior to May 1, 1994, the Bank paid its directors $8,000 annually. CPB Properties, Inc. pays $600 per board meeting to its directors.

     Non-officer directors of the Company are eligible to participate in the Company's 1986 Stock Option Plan.

Report of Board of Directors to Shareholders

     The Board of Directors of the Company establishes the general policies regarding compensation for the Company's subsidiary, adopts and amends employee compensation plans and approves specific compensation levels for executive officers, including the Named Executives. The Bank's Compensation Committee (the "Compensation Committee") implements and monitors the Board's policies regarding compensation, recommends changes to compensation policies or compensation plans and makes recommendations regarding specific compensation levels for executives. Currently, the members of the Compensation Committee are Paul Devens, Alice F. Guild, Dennis I. Hirota, Ph.D. (chair), Clayton K. Honbo, M.D. and Gilbert J. Matsumoto. Each member of the Compensation Committee is a non-employee director of the Company and/or the Bank. The Company has also retained the services of a compensation consultant to provide input and data to the Compensation Committee.

     Set forth below is a report of the Board of Directors addressing the Company's compensation policies for 1994 applicable to the Company's executives, including the Named
Executives.

     The Report of the Board of Directors on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Exchange Act, except to the extent that the

Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

   REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company's compensation programs reflect the philosophy that executive compensation levels should be linked to Company performance, yet be competitive and consistent with that provided to others holding positions of similar responsibility in the banking and financial services industry. The Company's compensation plans are designed to assist the Company in attracting and retaining qualified employees critical to the Company's long-term success, while enhancing employees' incentives to perform to their fullest abilities to increase profitability and maximize shareholder value. With the exception of the 1994 Annual Executive Incentive Plan (the "Annual Incentive Plan") and the Supplemental Executive Retirement Plan (the "SERP"), the Company's compensation plans are generally available to all employees, subject to certain hours and years of service requirements.

Salary Compensation

     The Company pays cash salaries to its executive officers which are competitive with salaries paid to executives of other companies in the Company's banking and financial services industry based upon the individual's experience, performance and responsibilities and past and potential contribution to the Company. In determining the market rate, the Company obtains information regarding executive salary levels for other companies in the banking and financial services industry, especially among the larger Hawaii banks. The relative asset size and profitability levels of these institutions are also considered. Based upon current asset size, the Company is the third largest Hawaii bank. On April 26, 1994, the Company's Board of Directors set the compensation for all executive officers for the ensuing year.

     In determining the compensation of the Company's Chief Executive Officer, the Board considered the factors described above, along with other performance criteria, such as the Company's 1993 earnings performance, management of credit risk and growth. The Company weighted each of these factors relatively equally. The Company's 1993 net income increased by 9.2% over 1992, which increased by 14.9% over 1991. Return on average assets was 1.29% in 1993 and 1.23% in 1992. The level of nonperforming assets, past due loans and charge-offs increased, but remained relatively low by industry standards. Total assets increased by 6.0% in 1993 and 10.5% in 1992. In assessing the Company's performance, the Board also took into account economic conditions in Hawaii.

     The Board also considered compensation of other bank chief executive officers presented in a published survey which grouped banks by asset size and levels of return on average assets.

     Based upon the foregoing, the Company's executive officers received salary increases ranging from 6.0% to 13.5% over the prior year. Mr. Satoh's salary was increased 13.5% over the prior year. Even with the increase, Mr. Satoh's salary remained at a level below the median salary of chief executive officers in his peer group covered in the above-mentioned survey.


Incentive Compensation

     During 1994, the Bank had four programs whereby individual compensation was directly linked to the Company's performance:
the Incentive Cash Bonus Program (the "Bonus Plan"), the Profit
Sharing Plan, the ESOP and the Annual Incentive Plan.

     Bonus Plan. The Bonus Plan was adopted in 1990 to provide an opportunity pursuant to which employees could receive cash bonuses annually. All employees of the Bank who are employed at the end of the fiscal year and persons who retired during the year after attaining age 62 are eligible to participate in the Bonus Plan, except those executives who are participants in the Incentive Plan. Subject to Board approval, each qualifying employee may be paid a cash bonus equal to a specified percentage of the employee's regular annual salary. The percentage, which ranges from 2% to 10%, is determined according to a formula based upon increases of 15% or more in the Bank's net income (excluding the after tax effect of the bonus) over the prior fiscal year. During 1994, the Bank's net income (as defined) decreased 15.4% over the 1993 fiscal year. Therefore, the Bank's employees did not receive any cash bonuses pursuant to the Bonus Plan.

     Profit Sharing Plan and ESOP. The Bank makes annual contributions (the "Plan Contribution") to the Profit Sharing Plan and ESOP (collectively, the "Plans") as determined by the Bank's Board of Directors depending on the profitability of the Bank during the year, subject to certain limitations on contributions under the Internal Revenue Code and the Plans, and further subject to the terms of an Annual Contributions Agreement between the Bank and the ESOP Trustee with respect to the ESOP Loan. See "ELECTION OF DIRECTORS -- Certain Transactions."

     The assets of the Plans are held in trust for the exclusive benefit of the participants. Employees with not less than one year of service with the Bank are eligible to participate in the Plans. The portion of the Plan Contribution contributed to each Plan is allocated among the participating employees, including the Named Executives, in the proportion which each participant's compensation for the fiscal year bears to the total compensation for all participating employees for such year. Benefits vest at a rate of 20% per year and participants only receive a distribution of vested amounts allocated to their accounts upon retirement or termination of employment with the Bank.

     The Bank's Board makes its determination of the amount of the Plan Contribution based upon management's recommendation at the end of the fiscal year. For 1994, the Plan Contribution equalled 10.0% of the pre-tax income of the Bank and CPB Properties, Inc. (excluding the effect of the Plan Contribution expense), less the amount of cash dividends paid by the Bank during the fiscal year. The Plan Contribution is allocated between the Profit Sharing Plan and the ESOP by the Bank's Board in its discretion based upon management's recommendation. In determining the allocation of the Plan Contribution, the Bank's Board considers the countervailing concerns of investment diversification through the Profit Sharing Plan and employee Common Stock ownership through the ESOP. In addition, the Bank's Board takes into account the funding requirements of the ESOP Loan. On May 11, 1994, the Bank's Board of Directors approved the Cash or Deferred Arrangement ("CODA") program which allows each employee who is a participant in the Profit Sharing Plan to elect to receive one-half of the current year's profit sharing contribution in cash with the other half being allocated to such employee's account under the Profit Sharing Plan. Elections not made would be deferred into that employee's 401(k) Plan account. The Plan Contribution for 1994 was allocated approximately
40% to the Profit Sharing Plan and 60% to the ESOP. In 1994, the Bank contributed $784,000 to the CODA and Profit Sharing Plan and $1,164,000 to the ESOP, which equalled 4.9% and 7.3%, respectively, of total compensation paid to all participating employees for the fiscal year.

     Annual Incentive Plan. The Annual Incentive Plan was adopted by the Board of Directors for the 1994 fiscal year. Full-time employees of the Company or its subsidiaries who have been granted the title of Senior Vice President or above prior to October 1, 1994, were eligible to participate in the Annual Incentive Plan. In addition, a participant must receive a performance appraisal rating of "accomplished" or above during the calendar year to be considered eligible for an award. Participants in the Annual Incentive Plan were NOT eligible to participate in the Bonus Plan. During 1994, 16 executives, including each of the Named Executives, were eligible to participate in the Annual Incentive Plan.

     Subject to review by the Board of Directors, participants were eligible to receive a cash bonus under the Annual Incentive Plan, provided certain corporate objectives for financial performance, as measured by return on equity ("ROE") and growth in average assets, were met. During 1994, based upon the Company's historical earnings and asset trends, the Board of Directors established a target ROE of 15% and target asset growth of 15%.

     During 1994, the Company's return on equity was 11.48% and its average assets in December increased 5.2% over average assets in December 1993. Because the target objectives for corporate performance set forth in the Annual Incentive Plan were not met, Messrs. Satoh, Saito, Ueda, Shibuya and Imamura received no cash awards under the Annual Incentive Plan in 1994.

     Stock Based Compensation.

     The Company also believes that stock ownership by employees, including the Named Executives, provides valuable long-term incentives for such persons who will benefit as the Common Stock price increases and that stock-based performance compensation arrangements are beneficial in aligning employees' and stockholders' interests. To facilitate these objectives, the Company has adopted the Stock Option Plan.

     Stock Option Plan. The Stock Option Plan was adopted in 1986 and amended in 1992 to increase the number of shares available for issuance upon the exercise of stock options granted under the plan. Through the Stock Option Plan, stock options have been granted to key employees, including the Company's executive officers. Non-employee directors and consultants are eligible to participate in the Stock Option Plan, but to date the Company has not granted stock options to such persons, in keeping with the Company's philosophy that stock incentive programs should be used to motivate employees and to tie their interests to those of the shareholders. The Stock Option Plan is administered by a committee (the "Stock Option Committee") consisting of three non-employee directors. During 1994, there were no stock options granted pursuant to the 1986 Stock Option Plan.

Other Compensation

     The Company's executives are also eligible to participate in the Bank's Defined Benefit Pension Plan (the "Pension Plan"), Split Dollar Life Insurance Plan (the "Insurance Plan") and the SERP. The Pension Plan is a qualified defined benefit plan which provides for monthly annuity payments upon retirement. Benefits are based upon the employee's years of service and highest average annualized compensation in the employee's final 60-month period of employment. In 1994, the maximum annual compensation allowable for determining benefits payable under the Pension Plan was reduced to $150,000, which had the effect of reducing the benefits payable under the Pension Plan to the Company's executive officers whose annualized compensation was likely to exceed $150,000. See "ELECTION OF DIRECTORS -- Compensation of Directors and Executive Officers -- Executive Compensation -- Defined Benefit Plan." The SERP was adopted by the Board of Directors in 1994 as a means of supplementing the benefits provided under the Pension Plan in light of the recently imposed salary limitations. Under the Insurance Plan, the Bank provides life insurance coverage for certain senior officers, including the Named Executives. The Split Dollar Agreements provide death benefits of approximately two times the officers' normal annual salary during employment and an amount approximately the officers' final normal annual salary upon retirement.

     The Named Executives also participate in the Company's broad-based employee benefit plans, such as medical, supplemental disability and term life insurance.

Dated:  February 16, 1995.     THE BOARD OF DIRECTORS

                               PAUL DEVENS
                               ALICE F. GUILD
                               DENNIS I. HIROTA, Ph.D.
                               STANLEY HONG
                               KENSUKE HOTTA
                               DANIEL M. NAGAMINE
                               JOICHI SAITO
                               YOSHIHARU SATOH
                               NAOAKI SHIBUYA



Compensation Committee Interlocks and Insider Participation

     The Board of Directors of the Company does not have a standing compensation committee. Decisions regarding executive compensation are made by the entire Board of Directors based upon recommendations of the Bank's Compensation Committee. See
"ELECTION OF DIRECTORS -- Report of Board of Directors to
Shareholders." During 1994, three of the Company's executive officers, Yoshiharu Satoh, Joichi Saito and Minoru Ueda, participated in deliberations of the Board of Directors concerning executive officer compensation.

     Some of the directors and executive officers of the Company and the Bank and the companies with which they are associated were customers of and had banking transactions with the Bank in the ordinary course of the Bank's business during 1994, and the Bank expects to conduct similar banking transactions in the future. All such loans and commitments were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness, and in the opinion of Management of the Bank, did not involve more than a normal risk of collectibility or present other unfavorable features.

     Paul Devens, a director of the Company and a member of the Bank's Compensation Committee, is of counsel to the law firm of Devens, Lo, Youth, Nakano and Saito. The Company and the Bank retained the legal services of Mr. Devens' law firm during 1994. Management is of the opinion that the fees paid to Mr. Devens' law firm are comparable to those fees that would have been paid for comparable legal services from a law firm not affiliated with the Company or the Bank. It is anticipated that Mr. Devens' law firm will perform certain legal services for the Company and the Bank during 1995.

Performance Graph

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on Stock with
(i) the cumulative total return of the NASDAQ market index and
(ii) the cumulative total return of banks and bank holding companies listed on NASDAQ over the period from January 1, 1990 through December 31, 1994. The graph assumes an initial investment of $100 and reinvestment of dividends. The graph is not necessarily indicative of future price performance.

     The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         Comparison of Five Year Cumulative Total Return
                  Among NASDAQ U.S. Companies,
               NASDAQ Banks/Bank Holding Companies,
                           and CPB Inc.

(Performance Graph -- Data Points)

NASDAQ-U.S.              1989          $100
                         1990          $ 85
                         1991          $136
                         1992          $159
                         1993          $181
                         1994          $177

NASDAQ-Banks/Bank        1989          $100
Holding Companies        1990          $ 73
                         1991          $120
                         1992          $175
                         1993          $199
                         1994          $199

CPB Inc.                 1989          $100
                         1990          $ 75
                         1991          $113
                         1992          $119
                         1993          $116
                         1994          $122

(end of graph)

Certain Transactions

     On June 21, 1991, the ESOP Committee filed a Notice of Change in Bank Control ("Notice") with the Board of Governors of the Federal Reserve System (the "FRB") pursuant to 12 U.S.C.
Section 1817(j) to permit the acquisition (the "Acquisition") on behalf of the ESOP of 125,000 shares of Common Stock, which at that time would have resulted in the ESOP Committee beneficially owning more than 10% of the outstanding voting securities of the Company. The FRB notified the ESOP Committee on August 30, 1991 that it would not disapprove the Acquisition, and on May 18, 1992, the Trustee on behalf of the ESOP consummated the Acquisition. As a result of the Acquisition, the ESOP Committee owned beneficially 522,870 shares of Common Stock or 9.99% of the total outstanding Common Stock, as of February 28, 1995. Pursuant to applicable regulations of the FRB, the Committee may acquire up to 25% of the outstanding voting stock of the Company on behalf of the ESOP without additional notification to the FRB.

     In connection with the Acquisition, on November 8, 1991, the Trustee under the ESOP entered into a loan agreement with Sumitomo's Los Angeles Branch, pursuant to which the Trustee borrowed for the benefit of the ESOP Trust and the participants the principal amount of $2,000,000. The loan is to be repaid in four annual installments of $500,000 each plus interest commencing November 8, 1992. Interest accrues at a rate of 1% above LIBOR for periods of three, six or twelve months at the option of the borrower. The Trustee holds the shares acquired with the proceeds in a suspense account as collateral for the loan. The Company has guaranteed repayment of the loan, and the Bank is obligated to make cash contributions to the ESOP Trust in amounts equal to principal and interest payments on the loan.
The balance of the loan at December 31, 1994 was $500,000.

     On December 16, 1986, the shareholders of the Company ratified an agreement ("Share Purchase Agreement") dated
November 20, 1986 between the Company and Sumitomo (see "PRINCIPAL SHAREHOLDERS"), which provides that the Company will not issue or reissue shares of any class of the Company's authorized capital stock, or issue any obligations or securities convertible into shares of capital stock of the Company without first giving written notice to Sumitomo describing the securities to be sold and offering Sumitomo the opportunity to purchase an amount of securities which will allow it to maintain its 13.734% level of ownership of the Company's capital stock. Pursuant to the Share Purchase Agreement, on December 24, 1986, the Company issued a warrant (the "ISOP Warrant") to Sumitomo which gave it the right to purchase from the Company 35,025 shares of Common Stock upon the exercise of stock options at a price equal to the fair market value of the Common Stock on the date Sumitomo exercises the ISOP Warrant or any portion thereof. The Company notifies Sumitomo when it grants stock options to its officers and employees and when such options are exercised. The ISOP Warrant expires December 23, 1996. Sumitomo currently has the right to acquire 8,435 shares by exercise of the ISOP Warrant.

     CKSS Associates (the "Partnership"), a limited partnership in which CPB Properties, Inc., a wholly-owned subsidiary of Central Pacific Bank, is a general partner and 50% owner, has entered into loan agreements with Sumitomo, and Central Pacific

Bank, whereby Sumitomo agreed to lend $20,000,000 and the Bank agreed to lend $4,000,000 to the Partnership. Both loans are secured by the real estate housing the Company's headquarters. The loans are due on November 18, 1996, except for a portion advanced by the Bank which is due on August 1, 2001. As of December 31, 1994, the Bank had advanced pursuant to its loan agreement the sum of $600,000. As of the same date, Sumitomo had advanced pursuant to its loan agreement the sum of $11,000,000. The average interest rate at December 31, 1994 was 7.08%.

     On April 30, 1993, the Partnership entered into a building loan agreement with the Bank to develop a four-story building in Kaimuki on the island of Oahu, Hawaii ("Kaimuki Project"), on land owned by CPB Properties, Inc. During 1992, the Partnership and CPB Properties, Inc. entered into a lease agreement effective from January 1, 1993 to December 31, 2047. The loan agreement called for the Partnership to borrow up to $10.7 million at 0.75% above the London Interbank Offered Rate for the Kaimuki Project. The outstanding balance and average interest rate at December 31, 1994 were $9,000,000 and 6.69%, respectively.

     Management of the Company believes that the terms of such loans are as favorable as could be negotiated with unaffiliated third parties.

     The Bank regularly effects foreign exchange transactions with Sumitomo. During the 12 months ended December 31, 1994 the total amount of yen sold for dollars was Yen 2,239 million ($21,985,000) at a weighted average exchange rate of Yen 101.84 to $1.00.


    RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     KPMG Peat Marwick LLP has audited the Company's consolidated financial statements since the Company's inception in 1982 and has been the independent accountants for the Bank since 1975. Accordingly, the Board of Directors has appointed KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending December 31, 1995 and the shareholders are being asked to ratify such appointment. Representatives of KPMG Peat Marwick LLP will be present at the Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

     Audit services of KPMG Peat Marwick LLP for fiscal year 1994 included the audit of the consolidated financial statements and audits of certain employee benefit plans of the Bank.

     All services provided to the Company and the Bank by KPMG Peat Marwick LLP were approved in advance or ratified by the Company's and Bank's Boards of Directors, and the possible effect on the independence of KPMG Peat Marwick LLP by rendering such services was considered. All professional services rendered by KPMG Peat Marwick LLP during 1994 were furnished at customary rates and terms.

     The affirmative vote of the holders of at least a majority of the outstanding shares of the Company's Common Stock represented and entitled to vote at the Meeting will be required for passage of this proposal.

     The Board of Directors recommends a vote "FOR" this proposal.

                         OTHER BUSINESS

     Management knows of no other business that will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying form of Proxy to vote the shares repre-sented thereby on such matters in accordance with the recommenda-tion of the Board of Directors.

                    PROPOSALS OF SHAREHOLDERS

     The 1996 Annual Meeting of Shareholders will be held on or about April 23, 1996. Proposals of shareholders intended to be presented at the 1996 Annual Meeting must be received by the Secretary of the Company, Post Office Box 3590, Honolulu, Hawaii 96811, no later than November 20, 1995.

     SHAREHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 BY WRITING TO AUSTIN Y. IMAMURA, VICE PRESIDENT AND SECRETARY, CPB INC., POST OFFICE BOX 3590, HONOLULU, HAWAII 96811.

Dated:  March 20, 1995.

                                   CPB INC.


                                   (signed)
                                   Yoshiharu Satoh
                                   Chairman of the Board and
                                   Chief Executive Officer

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                            CPB INC.
                 Annual Meeting of Shareholders
                   To Be Held April 25, 1995
  This Proxy is solicited on behalf of the Board of Directors

          The undersigned shareholders of CPB Inc. (the "Company") hereby nominate, constitute and appoint Messrs.
Paul Devens, Yoshiharu Satoh and Austin Y. Imamura, or any one of them, each with full power of substitution, as the lawful attorneys, agents and proxies of the undersigned, for the Annual Meeting of Shareholders of CPB Inc. ("Annual Meeting") to be held on the third floor of the Central Pacific Plaza Building, 220 South King Street, Honolulu, Hawaii 96813, on Tuesday, April 25, 1995 at 10:00 a.m., Hawaii time, and at any and all adjournments thereof, to represent the undersigned and to cast all votes to which the undersigned would be entitled to cast if personally present, as follows:

          IMPORTANT:  Continued and to be signed on reverse side.

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________________                              [X] Please mark
COMMON                                            your votes
                                                  as this

1.     ELECTION OF DIRECTORS, Class I, Term Will Expire in 1998.

       [ ] FOR ALL NOMINEES (except as indicated to the contrary below).

       [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

              Nominees:  Dennis I. Hirota, Kensuke Hotta,
                         Joichi Saito

       (Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the space below.)

       ________________________________________________________

2.    RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS.
      To ratify the appointment of KPMG Peat Marwick LLP as independent accountants of the Company for the fiscal year ending December 31, 1995.

      [ ]   FOR

      [ ]   AGAINST

      [ ]   ABSTAIN

3. OTHER BUSINESS. In their discretion, the Proxy Holders are authorized to transact such other business as may properly come before the meeting and any and all adjournments thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or its Board of Directors.

The Board of Directors recommends a vote "FOR" the election of all nominees for director and "FOR" ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants. If any other business is properly presented at such meeting, this Proxy shall be voted in accordance with the recommendations of the Board of Directors.

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The undersigned hereby ratifies and confirms all that said
attorneys and Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying said notice.

Date:  ___________________________________________, 1995

                            _____________________________________
                            Signature

                            _____________________________________
                            Signature if held jointly

Please date this Proxy and sign above as your name(s) appear(s) on this Proxy. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Partnership proxies should be signed by an authorized partner. Personal representatives, executors, administrators, trustees or guardians should give their full titles. This Proxy will be voted "FOR" the election of all nominees unless authority to do so is withheld for all nominees or for any individual nominee. Unless "AGAINST" or "ABSTAIN" is indicated, this Proxy will be voted "FOR" ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants. PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.